Exhibit 99.1

Genzyme Corporation issued the following press release on August 30, 2006:

For Immediate Release August 30, 2006	Media Contact: Dan Quinn (617) 768-6849	Investor Contact: Kristen Galfetti (617) 768-6563

Genzyme to Initiate Tender Offer to Acquire AnorMED, Inc.

Proposed Acquisition Will Add Complementary Late-Stage Transplant Product

Genzyme Corporation (Nasdaq: GENZ) announced today that it plans to initiate a tender offer to acquire AnorMED, Inc. (AMEX: AOM; TSX:AOM) of Vancouver, British Columbia. The tender offer will take the form of an all cash transaction valued at US $8.55 per outstanding share, or approximately $380 million. This offer represents a premium of approximately 70 per cent over AnorMED’s closing price of US$5.02 on the American Stock Exchange on August 29, 2006.

The addition of AnorMED will bring Genzyme a leading late-stage product candidate in development for hematopoietic stem cell transplantation (HSCT). AnorMED’s most advanced product, Mozobil, could improve the viability of hematopoietic stem cell transplants, and enlarge the pool of patients for whom transplantation is an option. Enrollment is complete in a Phase 3 trial for Mozobil in multiple myeloma, and a second Phase 3 trial in non-Hodgkin’s lymphoma is expected to conclude in late-2006. Mozobil has been granted special protocol assessment and orphan drug status in the United States and European Union.

“We believe Mozobil represents an important therapeutic advance in the field of stem cell transplantation, and Genzyme is uniquely positioned to ensure that it reaches its full global potential,” said Henri A. Termeer, chairman and chief executive officer of Genzyme Corporation. “We firmly believe that Genzyme is the best party to bring Mozobil to patients worldwide. Our clinical/regulatory infrastructure will allow us to complete development and registration of Mozobil without delay and at a considerably reduced execution risk; the commercial infrastructure we have developed to support our transplant business unit will allow Mozobil to be made available with reduced incremental investment and delay, and our strong financial position eliminates any capital market and dilution risk.”

Genzyme has been in discussions with AnorMED regarding Mozobil since October 2005, including an acquisition proposal in April, 2006 at a proposed price of US $8.55 per AnorMED share. Genzyme believes that the company continues to face a number of challenges during this critical stage in the development of Mozobil particularly with respect to the following:

•                  the need to rebuild AnorMED’s senior executive leadership and to recruit and retain experienced clinical and regulatory staff capable of completing the ongoing clinical trials, finalizing the associated clinical study reports and preparing what will be a complicated regulatory submission on an ambitious timeline;

•                  execution risks associated with clinical development generally, and particularly with the development of a product such as Mozobil where its long-term commercial potential will depend significantly on unit pricing supported by convincing pharmacoeconomic data that demonstrate the value of the product to patients and to the overall healthcare system;

•                  the expense involved and the execution risks associated with building a commercialization infrastructure in both North America and Europe in advance of product approval; and

•                  the challenges of obtaining sufficient financial resources on a timely basis to fund the company’s operating, developmental and infrastructure needs in a potentially difficult capital market and at the cost of significant dilution for current shareholders.

These challenges may ultimately prevent the shareholders of AnorMED from realizing the significant value potential that has been created by the company’s early development work. As more time passes, the potential value of the Mozobil opportunity, and therefore of AnorMED as a whole, may erode further, since there is a significant risk that the commercialization of Mozobil will be delayed. It is these considerations which compelled Genzyme to once again submit an offer in August, 2006 to acquire AnorMED for $8.55 per share and to seek the support of AnorMED for this acquisition.

“We are in a position to offer AnorMED shareholders full value now for their pioneering efforts to develop Mozobil and enable them to realize an excellent return on their investment,” said Termeer. “The addition of Mozobil will broaden Genzyme’s transplant business by increasing its presence in hematological transplantation, a large and growing market. Our established transplant and oncology businesses provide a solid platform to launch Mozobil’s growth and drive its adoption in stem cell transplantation procedures throughout the world.”

Mozobil has been shown in multiple phase 2 studies to rapidly increase the number of stem cells in circulation in the blood, an important step in preparing a patient for a stem cell transplant. Increasing the number of stem cells collected may improve patient outcomes in two ways: by helping patients who were previously not eligible to meet the target ranges needed for a transplant; and by raising the level of stem cells collected in those already eligible, thereby improving the viability of the transplant. Approximately 45,000 stem cell transplants are performed each year in the United States and Europe for multiple myeloma, non-Hodgkin’s lymphoma, and other conditions.

Thymoglobulin (anti-thymocyte globulin, rabbit), Genzyme’s largest transplant product, is indicated in the United States to treat acute rejection of a renal transplant, and in some countries outside the United States for use as induction therapy prior to solid organ or stem cell transplantation. Thymoglobulin is sold in more than 50 countries throughout the world, and is being examined in several clinical trials as part of a conditioning regimen for hematopoietic stem cell transplantation.

Transaction Terms

Genzyme’s offer to acquire AnorMED will take the form of an all cash tender offer, which will be open for acceptance for 35 days, and which is expected to commence within the next week. The transaction has been approved by the Genzyme Board of Directors.

In association with the acquisition, Genzyme anticipates it will incur certain one time charges, which will be detailed at the close of the transaction. The acquisition is expected to be accretive beginning in 2009, the first full year of Mozobil revenues following its anticipated launch in 2008.

About Genzyme

One of the world’s leading biotechnology companies, Genzyme is dedicated to making a major positive impact on the lives of people with serious diseases. This year marks the 25th anniversary of Genzyme’s founding. Since 1981, the company has grown from a small start-up to a diversified enterprise with more than 8,500 employees in locations spanning the globe and 2005 revenues of $2.7 billion. Genzyme has been selected by FORTUNE as one of the “100 Best Companies to Work for” in the United States.

With many established products and services helping patients in more than 80 countries, Genzyme is a leader in the effort to develop and apply the most advanced technologies in the life sciences. The company’s products and services are focused on rare inherited disorders, kidney disease, orthopedics, cancer, transplant and immune diseases, and diagnostic testing. Genzyme’s commitment to innovation continues today with a substantial development program focused on these fields, as well as heart disease and other areas of unmet medical need.

This press release contains forward-looking statements, including the statements regarding: structure and timing of the tender offer; the potential benefits of the anticipated transaction; the extent to which the acquisition ultimately advances Genzyme’s transplant and oncology businesses; expectations regarding the commencement and completion of, and announcement of data from, clinical trials for Mozobil; estimates of the potential markets and indications for Mozobil; the expected impact of the anticipated transaction on Genzyme’s earnings and operations. These statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected in these forward-looking statements. These risks and uncertainties include, among others, certain closing conditions are not met; the ability to successfully integrate AnorMED’s operations and programs with Genzyme’s and the time and resources required to do so; the ability to attract and retain qualified employees; the actual design, results and timing of preclinical and clinical studies for Mozobil and other AnorMED products and product candidates; enrollment rates for clinical trials; the extent to which the safety and efficacy of Mozobil is demonstrated; the actual timing and content of submissions to and decisions made by regulatory authorities concerning the approval of Mozobil and other AnorMED products and product candidates; the ability to manufacture sufficient quantities of products for development and commercialization activities and to do so in a timely and cost-efficient manner; the availability and extent of reimbursement from third party payers for AnorMED’s products and product candidates; the scope, validity and enforceability of patents directed to, and the effect of any third party proprietary rights on, AnorMED’s products and product candidates; the accuracy of Genzyme’s and AnorMED’s information concerning the markets for their respective products and product candidates, including growth projections and the factors discussed under the caption “Factors Affecting Future Operating Results” in Genzyme’s Quarterly Report on Form 10-Q, for the period ended June 30, 2006. We caution investors not to place undue reliance on the forward-looking statements contained in this document. These statements speak only as of the date of this document and we undertake no obligation to update or revise the statements.

Genzyme® and Thymoglobulin® are registered trademarks of Genzyme Corporation or its subsidiaries. All rights reserved.

Important Information Regarding the Tender Offer

Security holders are urged to read the tender offer statement when it is filed with the Securities and Exchange Commission because it will contain important information. Security holders will be able to obtain free copies of the tender offer statement and other documents filed by Genzyme with the SEC at the SEC’s website at www.sec.gov. In addition, documents filed with the SEC by Genzyme or the subsidiary may be obtained free of charge from Genzyme by directing a request to Sally Curley at (617)768-6140.

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Genzyme’s press releases and other company information are available at www.genzyme.com and by calling Genzyme’s investor information line at 1-800-905-4369 within the United States or 1-703-797-1866 outside the United States.